Exhibit 4.34

DATED                                                            2010

ERIS SHIPPING S.A.
(as Borrower)

- and -

HSBC BANK plc
(as Lender)

US$22,000,000 SECURED
LOAN AGREEMENT
m.v. "DREAM SEAS"

STEPHENSON HARWOOD
Piraeus Office
Ariston Building
2 Filellinon Street and Akti Miaouli
Piraeus 185 36
Greece
Tel: +30 210 4295 160
Fax: +30 210 4295 166
Ref: F23.082

CONTENTS

		Page

1	Definitions and Interpretation	2
2	The Loan and its Purpose	12
3	Conditions of Utilisation	12
4	Advance	13
5	Repayment	14
6	Prepayment	14
7	Interest	15
8	Indemnities	19
9	Fees	23
10	Security and Application of Moneys	23
11	Representations	27
12	Undertakings and Covenants	30
13	Events of Default	41
14	Assignment and Sub-Participation	45
15	Set-Off	46
16	Payments	47
17	Notices	48
18	Partial Invalidity	50
19	Remedies and Waivers	50
20	Miscellaneous	50
21	Law and Jurisdiction	51

LOAN AGREEMENT

Dated:	2010

BETWEEN:

(1)	ERIS SHIPPING S.A., a company incorporated under the laws of the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Republic of Liberia (the "Borrower"); and

(2)	HSBC BANK plc having its registered office at 8 Canada Square, London, E14 5HQ, England and acting through its office at 93 Akti Miaouli, GR-185 38 Piraeus, Greece (the "Lender").

WHEREAS:

(A)	The Borrower has agreed to purchase the Vessel from the Seller on the terms of the MOA and intends to register the Vessel under the flag of the Republic of Liberia.

(B)
The Lender has agreed to advance to the Borrower up to the lesser of (i) twenty two million Dollars ($22,000,000) and (ii) sixty per cent (60%) of the Market Value on the Delivery Date in order to assist the Borrower to finance or refinance part of the Purchase Price of the Vessel.

IT IS AGREED  as follows:

1	Definitions and Interpretation

1.1           In this Agreement:

"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.

"Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

"Assignment" means the deed or deeds of assignment from the Borrower referred to in Clause 11.1.2 (Security Documents).

"Availability Termination Date" means 31 July 2010 or such later date as the Lender may in its discretion agree.

"Beneficial Owner" means the person named in the Identity Letter specified in Part I of Schedule 1 (Conditions Precedent).

"Break Costs" means all sums payable by the Borrower from time to time under Clause 9.3 (Break Costs).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, United States of America; London, England and Piraeus, Greece.

"Charter" means the Initial Charter or any other charterparty or contract of employment between a Charterer and the Borrower of not less than eleven (11) months duration and otherwise in form and substance acceptable to the Lender in its discretion.

"Charterer" means Intermare or any other charterer who may enter into a Charter with the Borrower.

"Charter Rights" means all rights and benefits accruing to the Borrower under or arising out of any Charter and not forming part of the Earnings.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

"Confirmation" means a Confirmation exchanged, or deemed exchanged, between the Lender and the Borrower as contemplated by the Master Agreement.

"Credit Support Document" means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of the Lender.

"Credit Support Provider" means any person (other than the Borrower) described as such in the Master Agreement.

"Currency of Account" means, in relation to any payment to be made to the Lender under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

"Default" means an Event of Default or any event or circumstance specified in Clause 14.1 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delivery Date" means the date on which the Vessel is delivered by the Seller to the Borrower pursuant to and in accordance with the MOA.

"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

"Dollars" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

"Drawdown Date" means the date on which the Loan is advanced under Clause 4 (Advance).

"Drawdown Notice" means a notice substantially in the form set out in Schedule 3 (Form of Drawdown Notice).

"Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

"Earnings Account" means a bank account to be opened in the name of the Borrower with the Lender and designated "Eris Shipping SA - Earnings Account".

"Encumbrance" means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Event of Default" means any of the events or circumstances set out in Clause 14.1 (Events of Default).

"Facility Maturity Date" means the tenth (10th) anniversary of the Drawdown Date.

"Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Lender under or in connection with the Finance Documents.

"Finance Documents" means this Agreement, the Master Agreement, the Security Documents and any other document designated as such by the Lender and the Borrower and "Finance Document" means any one of them.

"Financial Indebtedness" means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)           moneys borrowed;

(b)           any acceptance credit;

(c)           any bond, note, debenture, loan stock or similar instrument;

(d)           any finance or capital lease;

(e)           receivables sold or discounted (other than on a non-recourse basis);

(f)           deferred payments for assets or services;

(g)
any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

"Fleet Vessel" means any vessel (including, but not limited to, the Vessel) from time to time owned by any member of the Group.

"GAAP" means generally accepted accounting principles in the United States of America.

"Group" means the Guarantor and its Subsidiaries.

"Guarantee" means the guarantee and indemnity referred to in Clause 11.1.3 (Security Documents).

"Guarantor" means Paragon Shipping Inc. of the Republic of the Marshall Islands and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lender a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

"Hedging Transaction" means a Transaction entered into between the Lender and the Borrower pursuant to the Master Agreement for the express purpose of hedging all or part of the Borrower's interest rate risk under this Agreement.

"IAPPC" means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.

"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to the Lender under all or any of the Finance Documents.

"Initial Charter" means the time charter dated on or around the date of this Agreement on the terms and subject to the conditions of which the Borrower has agreed to charter the Vessel to Intermare.

"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or the Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 7.7 (Accrual and payment of interest).

"Interest Period" means each period for the determination and payment of interest selected by the Borrower or agreed or selected by the Lender pursuant to Clause 7 (Interest).

"Intermare" means Intermare Transport GmbH, a company incorporated under the laws of                        with its registered office at                                                      .

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

"ISM Company" means, at any given time, the company responsible for the Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

"ISPS Code" means the International Ship and Port Facility Security Code.

"ISPS Company" means, at any given time, the company responsible for the Vessel's compliance with the ISPS Code.

"ISSC" means a valid international ship security certificate for the Vessel issued under the ISPS Code.

"LIBOR" means:

(a)           the applicable Screen Rate; or

(b)	(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) quoted to the Lender in the London interbank market,

at 11.00 a.m. two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period.

"Loan" means the aggregate amount advanced or to be advanced by the Lender to the Borrower under Clause 4 (Advance) or, where the context permits, the amount advanced and for the time being outstanding.

"Management Agreement" means the agreement(s) for the commercial and/or technical management of the Vessel dated on or around the date of this Agreement between the Borrower and the Managers.

"Managers" means Allseas Marine S.A of the Republic of Liberia, or such other commercial and/or technical managers of the Vessel nominated by the Borrower as the Lender may approve.

"Mandatory Cost" means the percentage rate per annum calculated by the Lender in accordance with Schedule 2 (Calculation of Mandatory Cost).

"Margin" means two point six per cent (2.6%) per annum.

"Market Value" means the market value of the Vessel as determined in accordance with Clause 11.14 (Determination of Market Value).

"Master Agreement" means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions) entered or to be entered into between the Lender and the Borrower during the Facility Period subject to the Lender's prior written consent, including each Schedule to any Master Agreement and each Confirmation exchanged pursuant to any Master Agreement for a period of up to ten (10) years for the purpose of hedging financial expenses of the Loan

"Master Agreement Benefits" means all benefits whatsoever of the Borrower under or in connection with the Master Agreement including, without limitation, all moneys payable to the Borrower under the Master Agreement and all claims for damages in respect of any breach by the Lender of the Master Agreement.

"Master Agreement Charge" means the deed of charge referred to in Clause 11.1.4 (Security Documents).

"Master Agreement Liabilities" means, at any relevant time, all liabilities of the Borrower to the Lender under or pursuant to the Master Agreement, whether actual or contingent, present or future.

"Maximum Loan Amount" means the lesser of (a) twenty two million Dollars ($22,000,000) and (b) sixty per cent (60%) of the Market Value of the Vessel on the

Delivery Date as evidenced by the valuation received by the Lender under Clause 3.1 (Conditions precedent).

"MOA" means the memorandum of agreement dated 31 March 2010 made between the Seller, as seller and the Managers, as original buyers, as amended and supplemented by an addendum no. 1 dated 8 April 2010 made between (i) the Seller, (ii) the Managers and (iii) the Borrower, as nominee buyer, as further amended and/or supplemented from time to time, on the terms and subject to the conditions of which the Seller will sell the Vessel to the Borrower for the Purchase Price.

"Mortgage" means the preferred mortgage referred to in Clause 11.1.1 (Security Documents).

"Notional Amount", in respect of any Hedging Transaction, means the Notional Amount as defined in the Confirmation relating to that Hedging Transaction.

"Original Financial Statements" means the Guarantor's audited and consolidated financial statements for the financial year ended 31 December 2009.

"Purchase Price" means the amount of forty one million Dollars ($41,000,000) as the same is evidenced in the MOA.

"Relevant Documents" means the Finance Documents, the MOA, a Charter, the Management Agreement and the Managers' confirmation specified in Part I of Schedule 1 (Conditions Precedent).

"Repayment Date" means the date for payment of any Repayment Instalment in accordance with Clause 5.1 (Repayment of Loan).

"Repayment Instalment" means any instalment of the Loan to be repaid by the Borrower under Clause 5.1 (Repayment of Loan).

"Requisition Compensation" means all compensation or other money which may from time to time be payable to the Borrower as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"Screen Rate" means in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or the service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

"Security Documents" means the Mortgage, the Assignment, the Guarantee, the Master Agreement Charge and any other Credit Support Documents or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and "Security Document" means any one of them.

"Security Parties" means the Borrower, the Guarantor, any other Credit Support Provider and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and "Security Party" means any one of them.

"Seller" means Katerina Maritime S.A. of the Republic of Panama.

"SMC" means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for the Vessel developed and implemented in accordance with the ISM Code.

"Subsidiary" has the meaning ascribed to it by section 1159 of the Companies Act 2006 (as the same may be supplemented and/or amended from time to time), and "Subsidiaries" shall be interpreted accordingly.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Total Loss" means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government, unless the Vessel is released and returned to the possession of the Borrower within one month after the capture, seizure, arrest, detention or confiscation in question.

"Transaction" means a transaction entered into between the Lender and the Borrower governed by the Master Agreement.

"Treasury Products" means all cross-currency swaps and risk management products entered into, or to be entered into between the Borrower and the Lender pursuant to the Master Agreement subject to the Lender's prior written consent and "Treasury Product" means any one of them.

"Vessel" means the approximately 75,151 dwt bulk carrier "IORANA" (Official no. 14710) built in 2009 at Hudong Zhongua Shipyard and currently registered under the flag of the Hellenic Republic in the ownership of the Seller and intended to be sold by the Seller to the Borrower on the terms of the MOA and to be named "DREAM SEAS" and upon acquisition by the Borrower to be registered under the flag of the Republic of Liberia, and everything now or in the future belonging to her on board and ashore.

1.2           In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6
references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to the Lender include its successors, transferees and assignees;

1.2.9	a time of day (unless otherwise specified) is a reference to London time; and

1.2.10	words and expressions defined in the Master Agreement, unless the context otherwise requires, have the same meaning.

1.3           Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrower or their representatives prior to the date of this Agreement.

2	The Loan and its Purpose

2.1	Amount Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower a term loan in an aggregate amount not exceeding the Maximum Loan Amount.

2.2	Purpose The Borrower shall apply the Loan for the purposes referred to in Recital (B).

2.3	Monitoring The Lender shall not be bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1
Conditions precedent   The Borrower is not entitled to have the Loan advanced unless the Lender has received all of the documents and other evidence listed in Part I of Schedule 1 (Conditions precedent).

3.2	Further conditions precedent The Lender will only be obliged to advance the Loan if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default is continuing or would result from the advance of the Loan; and

3.2.2	the representations made by the Borrower under Clause 12 (Representations) are true in all material respects.

3.3
Conditions subsequent   The Borrower undertakes to deliver or to cause to be delivered to the Lender on, or as soon as practicable after, the Drawdown Date the additional documents and other evidence listed in Part II of Schedule 1 (Conditions subsequent).

3.4
No waiver   If the Lender in its sole discretion agrees to advance all or any part of the Loan to the Borrower before all of the documents and evidence required by Clause 3.1 (Conditions precedent) have been delivered to or to the order of the Lender, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Lender no later than thirty (30) days after the Drawdown Date or such other date specified by the Lender.

The advance of all or any part of the Loan under this Clause 3.4 shall not be taken as a waiver of the Lender's right to require production of all the documents and evidence required by Clause 3.1 (Conditions precedent).

3.5	Form and content All documents and evidence delivered to the Lender under this Clause 3 shall:

3.5.1           be in form and substance acceptable to the Lender; and

3.5.2	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

4	Advance

The Borrower may request the Loan to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Lender a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date.

5	Repayment

5.1
Repayment of Loan   The Borrower agrees to repay the Loan to the Lender by forty (40) consecutive quarterly instalments, the first thirty-nine (1st – 39th) such instalments each in the amount of four hundred thousand Dollars ($400,000) and the fortieth (40th) and last instalment in the sum of six million four hundred thousand Dollars ($6,400,000) (comprising an instalment of four hundred thousand Dollars ($400,000) and a balloon repayment of six million Dollars ($6,000,000)), the first instalment falling due on the date which is three (3) calendar months after the Drawdown Date and subsequent instalments falling due at consecutive intervals of three (3) calendar months thereafter with the last instalment falling due not later than the Facility Maturity Date.

5.2
Reduction of Repayment Instalments   If the aggregate amount advanced to the Borrower is less than the Maximum Loan Amount, the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced.

5.3	Reborrowing The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful in any jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	the Lender shall promptly notify the Borrower of that event; and

6.1.2
the Borrower shall repay the Loan (to the extent already advanced) on the last day of the current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

6.2
Voluntary prepayment of Loan   The Borrower may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of one million Dollars ($1,000,000) or integral multiples thereof) subject as follows:

6.2.1	it gives the Lender not less than ten (10) Business Days' (or such shorter period as the Lender may agree) prior notice;

6.2.2	no prepayment may be made until after the Availability Termination Date; and

6.2.3	any prepayment under this Clause 6.2 shall satisfy the obligations under Clause 5.1 (Repayment of Loan) pro rata.

6.3
Mandatory prepayment on sale or Total Loss If the Vessel is sold by the Borrower or becomes a Total Loss, the Borrower shall, simultaneously with any such sale or within one hundred and twenty (120) days after any such Total Loss, prepay the whole of the Loan.

6.4
Restrictions   Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and subject to Clause 6.2 (Voluntary prepayment of Loan) and Clause 6.3 (Mandatory prepayment on sale or Total Loss), without premium or penalty.

7	Interest

7.1
Interest Periods   The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three (3), six (6), nine (9) or twelve (12) months' duration, as selected by the Borrower by written notice to the Lender not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such longer duration (exceeding twelve (12) months subject to the terms of the Master Agreement), or such other duration, as may be agreed by the Lender in its discretion.

7.2
Beginning and end of Interest Periods   Each Interest Period shall start on the Drawdown Date or (if the Loan is already made) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3
Interest Periods to meet Repayment Dates   If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.4
Non-Business Days   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Lender to be the aggregate of (a) the Margin, (b) LIBOR and (c) the Mandatory Cost, if any.

7.6
Failure to select Interest Period   If the Borrower at any time fails to select or agree an Interest Period in accordance with Clause 7.1 (Interest Periods), the interest rate applicable shall be the rate determined by the Lender in accordance with Clause 7.5 (Interest rate) for an Interest Period of such duration (not exceeding six months) as the Lender may select.

7.7
Accrual and payment of interest   Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Lender on the last day of each Interest Period and, if the Interest Period is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of that Interest Period.

7.8
Default interest   If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Lender (acting reasonably).  Any interest accruing under this Clause 7.8 shall be immediately payable by the Borrower on demand by the Lender. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9
Alternative interest rate   If either (a) the applicable Screen Rate is not available for any Interest Period and no rates are quoted to the Lender to determine LIBOR for that Interest Period or (b) the Lender determines that the cost to it of obtaining matching deposits for any Interest Period would be in excess of LIBOR and that determination is made no later than close of business in London on the day LIBOR is determined for that Interest Period:

7.9.1	the Lender shall give notice to the Borrower of the occurrence of such event; and

7.9.2	the rate of interest on the Loan for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any,

PROVIDED THAT if the resulting rate of interest is not acceptable to the Borrower:

7.9.3	the Lender will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest;

7.9.4	any substitute basis agreed pursuant to Clause 7.9.3 shall be binding on the parties to this Agreement; and

7.9.5
if, within thirty (30) days of the giving of the notice referred to in Clause 7.9.1, the Borrower and the Lender fail to agree in writing on a substitute basis for determining the rate of interest, the Borrower will immediately prepay the Loan, together with any Break Costs.

7.10
Determinations conclusive   The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	The Master Agreement

8.1
Applicability   The Borrower may enter into a Master Agreement with the prior written consent of the Lender and following provisions of this Clause 8 will apply if the Lender and the Borrower have entered, or enter during the Facility Period, into one or more Transactions.

8.2
Additional Termination Event   If the Loan is for any reason not advanced to the Borrower on or before the Availability Termination Date, and the Lender and the Borrower have entered into any Transactions on or before the Availability Termination Date, an Additional Termination Event (with the Lender as the Affected Party) shall be deemed to have occurred under the Master Agreement on the Availability Termination Date.

8.3	Adjustment of Notional Amounts If:

8.3.1
the amount of the Loan actually advanced by the Lender to the Borrower is less than the Notional Amount (or the aggregate Notional Amounts) of the Hedging Transactions entered into on or before the Drawdown Date; or

8.3.2
the Borrower prepays part of the Loan under any provision of this Agreement, and the amount of the Loan remaining outstanding after that prepayment is less than the Notional Amount (or the aggregate Notional Amounts) of the Hedging Transactions then in effect, the Borrower's obligations under those Hedging Transactions shall (unless otherwise agreed by the Lender) be calculated (so far as the Lender considers it practicable to do so) by reference to a Notional Amount (or aggregate Notional Amounts) as reduced on each Repayment Date by the amount of the Repayment Instalment then due, and adjusted if necessary in accordance with Clause 8.2.

8.4	Authority In order to give effect to Clause 8.3, or in the event of voluntary or mandatory prepayment by the Borrower of the whole of the Loan, the Borrower irrevocably authorises the Lender to amend, restructure, unwind, cancel, net out, terminate, liquidate, transfer or assign any of the rights or obligations under any Hedging Transaction, and/or to enter into any other interest rate exchange and/or hedging transaction or commitment with any other counterparty.

8.5
Termination of Transactions   If the exercise of the Lender's rights under Clause 8.4 results in the termination of any Transaction, that Transaction shall, for the purposes of the Master Agreement (including, without limitation, section 6(e)(i) of the Master Agreement) be treated as a Terminated Transaction resulting from an Event of Default by the Borrower.

8.6
Indemnity The Borrower will indemnify the Lender from time to time on demand in respect of all liabilities, losses, costs or expenses suffered, incurred or sustained by the Lender arising in any way in relation to the exercise by the Lender of its rights under this Clause 8, or arising in any way from any other termination, cancellation, unwinding or restructuring of any Transaction.

8.7	Treasury Products The Borrower may enter into one or more Treasury Products subject to the Lender's prior written consent.

9	Indemnities

9.1
Transaction expenses   The Borrower will, within fourteen (14) days of the Lender's written demand, pay the Lender the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) incurred by the Lender in connection with:

9.1.1
the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

9.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

9.1.3	any other document which may at any time be required by the Lender to give effect to any Finance Document or which the Lender is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessel).

9.2
Funding costs   The Borrower shall indemnify the Lender on the Lender's written demand against all losses and costs incurred or sustained by the Lender if, for any reason, the Loan is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Lender, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by the Lender).

9.3
Break Costs   The Borrower shall indemnify the Lender on the Lender's written demand against all costs, losses, premiums or penalties incurred by the Lender as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 (Prepayment) or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by the Lender in terminating or reversing, or otherwise in connection with, any Transaction or any other interest rate and/or currency swap, transaction or arrangement entered into by the Lender to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement or the Master Agreement.

9.4
Currency indemnity   In the event of the Lender receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Lender's written demand, pay to the Lender such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Lender as a separate debt under this Agreement.

9.5
Increased costs (subject to Clause 9.6 (Exceptions to increased costs))   If, by reason of the introduction of any applicable law, or any change in any applicable law, or any change in the interpretation or administration of any applicable law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement (including the implementation or application of or compliance with the Basel II Accord or any other Basel II Regulation (whether such implementation, application or compliance is by any central bank or any fiscal, monetary or other authority, the Lender or the holding company of the Lender)):

9.5.1	the Lender (or the holding company of the Lender) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

9.5.2	the basis of Taxation of payments to the Lender in respect of all or any part of the Indebtedness shall be changed; or

9.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of the Lender; or

9.5.4
the manner in which the Lender allocates capital resources to its obligations under this Agreement and/or the Master Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which the Lender is required or requested to maintain shall be affected; or

9.5.5	there is imposed on the Lender (or on the holding company of the Lender) any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to the Lender (or to the holding company of the Lender) of the Lender making or maintaining the Loan, or its obligations under the Master Agreement, or to cause the Lender to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement or the Master Agreement, and/or performing its obligations under this Agreement or the Master Agreement, then, subject to Clause 9.6 (Exceptions to increased costs), the Lender shall notify the Borrower and the Borrower shall from time to time pay to the Lender on demand the amount which shall compensate the Lender (or the holding company of the Lender) for such additional cost or reduced return.  A certificate signed by an authorised signatory of the Lender setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

For the purposes of this Clause 9.5:

"Basel II Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

"Basel II Approach" means, in relation to the Lender, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Lender (or its holding company) for the purpose of implementing or complying with the Basel II Accord;

"Basel II Regulation" means (a) any law or regulation implementing the Basel II Accord or (b) any Basel II Approach adopted by the Lender; and

"holding company" means, in respect of the Lender, the company or entity (if any) within the consolidated supervision of which the Lender is included.

9.6	Exceptions to increased costs Clause 9.5 (Increased costs) does not apply to the extent any additional cost or reduced return referred to in that Clause is:

9.6.1     compensated for by a payment made under Clause 9.10 (Taxes); or

9.6.2     compensated for by a payment made under Clause 17.3 (Grossing-up); or

9.6.3     compensated for by the payment of the Mandatory Cost; or

9.6.4     attributable to the wilful breach by the Lender (or the holding company of the Lender) of any law or regulation.

9.7
Events of Default   The Borrower shall indemnify the Lender from time to time on the Lender's written demand against all losses, costs and liabilities incurred or sustained by the Lender as a consequence of any Event of Default.

9.8
Enforcement costs   The Borrower shall pay to the Lender on the Lender's written demand the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which the Lender may from time to time sustain, incur or become liable for by reason of the Lender being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of the Lender being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel.

9.9
Other costs   The Borrower shall pay to the Lender on the Lender's written demand the amount of all sums which the Lender may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Lender may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by the Lender in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which the Lender may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention.

9.10
Taxes   The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on the Lender's overall net income) and shall indemnify the Lender on the Lender's written demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

10	Arrangement Fee

The Borrower shall pay to the Lender (unless already paid) a non-refundable arrangement fee in the amount of one hundred thousand Dollars ($100,000), payable on the Drawdown Date.

11	Security and Application of Moneys

11.1
Security Documents   As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Lender or cause to be executed and delivered to the Lender the following documents in such forms and containing such terms and conditions as the Lender shall require:

11.1.1	a first preferred mortgage over the Vessel;

11.1.2	a first priority deed or deeds of assignment of the Insurances, Earnings, Requisition Compensation and Charter Rights from the Borrower;

11.1.3	a guarantee and indemnity from the Guarantor; and

11.1.4	a first priority deed of charge over the Master Agreement Benefits

11.1.4

11.2
Earnings Account   The Borrower shall maintain the Earnings Account with the Lender for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

11.3
Earnings   The Borrower shall procure that all Earnings and any Requisition Compensation are credited to the Earnings Account. All payments in connection with the operation of the Vessel shall be effected through the Piraeus branch of the Lender.

11.4	Application of Earnings Account Without limitation to Clause 11.5, the Borrower shall procure that there is transferred from the Earnings Account to the Lender:

11.4.1	on each Repayment Date, the amount of the Repayment Instalment then due; and

11.4.2	on each Interest Payment Date, the amount of interest then due,

and the Borrower irrevocably authorises the Lender to  make those transfers.

11.5
Minimum Free Liquidity The Borrower shall maintain in the Earnings Account at all times a minimum aggregate positive account balance free of any Encumbrances (other than in favour of the Lender) of not less than five hundred thousand Dollars ($500,000) at all times throughout the Facility Period.

11.6
Borrower's obligations not affected   If for any reason the amount standing to the credit of the Earnings Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower's obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

11.7
Release of surplus   Any amount remaining to the credit of the Earnings Account following the making of any transfer required by Clause 11.4 (Application of Earnings Account) shall (unless a Default shall have occurred and be continuing) be released to or to the order of the Borrower, provided that Clause 11.5 (Minimum Free Liquidity) is complied with.

11.8
Restriction on withdrawal   At any time during the Facility Period following the occurrence and during the continuation of a Default, no sum may be withdrawn from the Earnings Account (except in accordance with this Clause 11) without the prior written consent of the Lender.

11.9
Relocation of Earnings Account   At any time following the occurrence and during the continuation of a Default, the Lender may without the consent of the Borrower and provided the Lender gives prior notice to the Borrower of its intention to do so, relocate the Earnings Account to any other branch of the Lender, without prejudice to the continued application of this Clause 11 and the rights of the Lender under the Finance Documents.

11.10
Application after acceleration   From and after the giving of notice to the Borrower by the Lender under Clause 14.2 (Acceleration), the Borrower shall procure that all sums from time to time standing to the credit of the Earnings Account are immediately transferred to the Lender for application in accordance with Clause 11.11 (General application of moneys) and the Borrower irrevocably authorises the Lender to make those transfers.

11.11	General application of moneys The Borrower, subject to Clause 11.12 (Application of moneys on sale or Total Loss), irrevocably authorises the Lender to apply all sums which the Lender may receive:

11.11.1   pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

11.11.2   by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or

11.11.3   by way of transfer of any sum from either of the Accounts; or

11.11.4   otherwise arising under or in connection with any Security Document,

in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Lender may determine.

11.12
Application of moneys on sale or Total Loss   The Borrower irrevocably authorises the Lender to apply all sums which the Lender may receive pursuant to a sale by the Borrower of the Vessel or a Total Loss in or towards satisfaction of the prepayment due and payable by virtue of that sale or Total Loss under Clause 6.3 (Mandatory prepayment on sale or Total Loss), but the Borrower's obligation to make that prepayment shall not be affected if those sums are insufficient to satisfy that obligation.

11.13
Additional security   If at any time the aggregate of the Market Value and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Lender (in the case of other charged assets), and determined by the Lender in its discretion (in all other cases)) for the time being provided to the Lender under this Clause 11.13 is less than (a) one hundred and thirty per cent (130%) of the amount of the Loan then outstanding or if there are any Master Agreement Liabilities (b) one hundred and thirty five per cent (135%) of the aggregate of the amount of the Loan then outstanding and the amount certified by the Lender to be the amount which would be payable by the Borrower to the Lender under the Master Agreement if an Early Termination Date were to occur at that time , the Borrower shall, within thirty (30) days of the Lender's request, at the Borrower's option:

11.13.1	pay to the Lender or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or

11.13.2	give to the Lender other additional security in amount and form acceptable to the Lender in its discretion; or

11.13.3	prepay the Loan in the amount of the shortfall.

Clauses 5.3 (Reborrowing), 6.2 (Voluntary prepayment of Loan) and 6.4 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 11.13 and the value of any additional security provided shall be determined as stated above.

11.14
Determination of Market Value The Market Value of the Vessel, or any Fleet Vessel, shall be conclusively determined to be either (a) the average of two (2) valuations to be obtained from two (2) reputable, independent and first class firm of shipbrokers one appointed by the Borrower and the other appointed by the Lender, both reporting to the Lender, on the basis of sale for prompt delivery for cash, at arm's length on normal commercial terms as between a willing seller and a willing buyer; or (b) in the event that the average of the two values obtained pursuant to the valuations obtained in accordance with (a) above differ by more than fifteen per centum (15%), the average of the aggregate of (i) the values obtained from the two valuations in accordance with (a) above plus (ii) the value certified by a third reputable, independent and first class firm of shipbrokers appointed by the Lender.

The Borrower shall be liable for all costs and expenses incurred by the Lender in obtaining valuations for determining the Market Value twice in each year of the Facility Period, unless there is a Default in which case the Borrower shall be liable for all costs and expenses incurred by the Lender in obtaining any number of valuations required by it pursuant to Clause 11.13 and shall reimburse the Lender in respect of all such costs and expenses on demand.

12	Representations

12.1	Representations The Borrower makes the representations and warranties set out in this Clause 12.1 to the Lender on the date of this Agreement.

12.1.1
Status   Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

12.1.2	Binding obligations The obligations expressed to be assumed by each Security Party in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

12.1.3	Non-conflict with other obligations The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to that Security Party;

(b)	the constitutional documents of that Security Party; or

(c)	any document binding on that Security Party or any of its assets,

and in borrowing the Loan, the Borrower is acting for its own account.

12.1.4
Power and authority  Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

12.1.5	Validity and admissibility in evidence All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)
to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable the Lender to enforce and exercise all its rights under the Finance Documents; and

(b)	to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 1 (Conditions subsequent).

12.1.6
Governing law and enforcement   The choice of a particular law as the governing law of any Finance Document expressed to be governed by that law will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party, and any judgment obtained in the jurisdiction submitted to in any Finance Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party.

12.1.7
Deduction of Tax   No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

12.1.8
No filing or stamp taxes   Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

12.1.9	No default No Event of Default is continuing or might reasonably be expected to result from the advance of the Loan.

12.1.10	No misleading information Any factual information provided by any Security Party to the Lender was true and accurate in all material respects as at the date it was provided.

12.1.11
Pari passu ranking   The payment obligations of each Security Party under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

12.1.12
No proceedings pending or threatened   No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrower's knowledge threatened) which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

12.1.13
Disclosure of material facts   The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

12.1.14	No established place of business in the UK or US No Security Party (other than the Guarantor) has an established place of business in the United Kingdom or the United States of America.

12.1.15
Completeness of Relevant Documents   The copies of any Relevant Documents provided or to be provided by the Borrower to the Lender in accordance with Clause 3 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Lender.

12.2
Repetition   Each representation and warranty in Clause 12.1 (Representations) is deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date of the Drawdown Notice and the first day of each Interest Period.

13	Undertakings and Covenants

The undertakings and covenants in this Clause 13 remain in force for the duration of the Facility Period.

13.1       Information undertakings

13.1.1
Financial statements   The Borrower shall procure that the Guarantor supplies to the Lender the Group's audited consolidated financial statements, as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of its financial year together with a Compliance Certificate, signed by the Chief Financial Officer of the Guarantor, setting out (in reasonable detail) computations as to compliance with Clause 13.2 (Financial covenants) as at the date as at which those financial statements were drawn up.

13.1.2	Requirements as to financial statements The set of financial statements delivered by the Guarantor under Clause 13.1.1 (Financial statements):

(a)	shall be certified by the Chief Financial Officer of the Guarantor as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)
shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Guarantor notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and the Guarantor's auditors deliver to the Lender:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to make an accurate comparison between the financial position indicated in those financial statements and that indicated in the Original Financial Statements.

13.1.3
Interim financial statements  The Borrower shall procure that the Guarantor supplies to the Lender the Group's unaudited quarterly consolidated financial statements for that quarter, in each case as soon as the same become available, but in any event within thirty (30) days after the end of the Accounting Period, together with a Compliance Certificate, signed by the Chief Financial Officer of the Guarantor setting out (in reasonable detail) computations as to compliance with Clause 13.2 (Financial Covenants) as at the date as which those financial statements were drawn  up.

13.1.4	Information: miscellaneous The Borrower shall supply to the Lender:

(a)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party;

(b)
promptly, such further information regarding the financial condition, business and operations of any Security Party as the Lender may reasonably request including, without limitation, cash flow analyses and details of the operating costs of the Vessel;

(c)
promptly, such further information regarding (i) the borrowing of money by the Group from other lenders or financial institutions, (ii) the sale and purchase of any vessel from the Guarantor or from any if its Subsidiaries, (iii) any charterparties or other contracts of employment in relation to vessels owned (either directly or indirectly) by the Guarantor or any of its Subsidiaries and which will be in force during the Facility Period and (iv) all other major financial developments of the Group.

13.1.5	Notification of default

(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate duly signed by its director or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

13.1.6       "Know your customer" checks   If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly, and as soon as is practicable to the Borrower, upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Lender (or, in the case of (c)

above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

13.2
Financial covenants The Borrower shall procure that the Guarantor shall throughout the Facility Period (on a Group basis) comply with the following financial covenants, to be assessed quarterly on the basis of the Accounting Information:-

(a)     the ratio of Total Liabilities to EBITDA shall not exceed 7:1;

(b)     the ratio of EBITDA to Group Interest Expense shall be not less than 2.5:1;

(c)     the Market Value Adjusted Net Worth shall be at least one hundred million Dollars ($100,000,000);

(d)     the  ratio of Total Liabilities to Value Adjusted Total Assets shall be not less than 0.75:1.

The expressions used in this Clause 13.2 shall be construed in accordance with GAAP, and for the purposes of this Agreement:

"Accounting Information" means the annual financial statements and/or the quarterly financial statements to be provided by the Guarantor to the Lender in accordance with Clauses 13.1.1 and 13.1.3.

"Accounting Period" means each consecutive period of approximately three (3) months falling during the Facility Period (ending on the last day in March, June, September and December each year) for which quarterly Accounting Information is required to be delivered pursuant to Clause 13.1.1.

"Current Liabilities" means the aggregate (as of the date of calculation) of all liabilities of the Group falling due on demand or within one year, including the portion of Total Long Term Debt falling due on demand or within one year as stated

in the Accounting Information then most recently required to be delivered pursuant to Clause 13.1.1 and/or Clause 13.1.3.

"Debt" means the aggregate  (as of the date of calculation) of all obligations of the Group then outstanding for the payment or repayment of money as stated in the Accounting Information then most recently required to be delivered pursuant to Clause 13.1.1and/or Clause 13.1.3 including, without limitation:

(a)	any amounts payable by the Group under leases or similar arrangements over their respective periods;

(b)	any credit to the Group from a supplier of goods or under any instalment purchase or other similar arrangement;

(c)	the aggregate amount then outstanding of liabilities and obligations of third parties to the extent that they are guaranteed by the Group;

(d)	any contingent liabilities (including any taxes or other payments under dispute or arbitration) which have been or, under GAAP, should be recorded in the notes to the Group's financial statements;

(e)	any deferred tax liabilities; and

(f)	any other liabilities included as liabilities in the Accounting Information.

"EBITDA" means, in respect of each Accounting Period, the consolidated net income of the Group before taxation and after adding back Group Interest Expense, amortisation and depreciation and after deducting any capitalised costs and any interest received or receivable.

"Group Interest Expense" means, in relation to any Accounting Period, all paid or payable interest, acceptance commission, and all other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised) incurred by the Group in effecting, servicing or maintaining the Financial Indebtedness of the Group to the extent that they are taken into account in calculating the net income of the Group during such Accounting Period.

"Market Value Adjusted Net Worth" means Value Adjusted Total Assets less Value Adjusted Total Liabilities.

"Marketable Securities" means any bonds, stocks, notes or bills payable in a freely convertible and transferable currency and which are listed on a stock exchange acceptable to the Lender.

"Total Liabilities" means the aggregate at any time of the Current Liabilities and the Debt (other than Current Liabilities).

"Total Long Term Debt" means the aggregate (as of the date of calculation) of all those component parts of the Debt which fall due or whose final payment is due more than one year after the respective dates of the agreements providing for such component parts of the Debt (including for the avoidance of doubt the current portion of such Debt) as stated in the Accounting Information then most recently required to be delivered pursuant to Clause 13.1.1 and/or 13.1.3.

"Value Adjusted Total Assets" means, at any date, the aggregate of:

(a)
the then current market values of all vessels owned by any member of the Group (in the case of the Vessel or any other Fleet Vessel, the Market Value shall be determined by reference only to the most recent valuation of the Vessel or a vessel in accordance with Clause 11.14);

(b)
the then current aggregate amount of cash, Marketable Securities (but no other bonds, notes or bills and less any cash or Marketable Securities accounted for in the definition of Value Adjusted Total Liabilities below) and receivables due to the Group (less provision for bad and doubtful debts) as shown in the latest financial statements; and

(c)	the book values of all other assets (other than the assets referred to in sub-paragraphs (a) and (b) hereof) as shown in such latest Accounting Information.

"Value Adjusted Total Liabilities" means, at the relevant date and for a particular period, the aggregate of the Total Liabilities of the Group shown in the latest consolidated financial statements for the Group.

13.3        General undertakings

13.3.1	Authorisations The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Finance Document.

13.3.2
Compliance with laws   The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

13.3.3
Conduct of business  The Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

13.3.4
Evidence of good standing   The Borrower will from time to time if requested by the Lender provide the Lender with evidence in form and substance satisfactory to the Lender that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

13.3.5
Negative pledge and no disposals  The Borrower shall not without the prior written consent of the Lender create nor permit to subsist any Encumbrance or other third party rights over any of its present or future assets or undertaking nor dispose of any of those assets or of all or part of that undertaking, except in the normal course of business in connection with the chartering, operation, maintenance and repair of the Vessel.

13.3.6	Merger The Borrower shall not without the prior written consent of the Lender enter into any amalgamation, demerger, merger or corporate reconstruction.

13.3.7
Change of business   The Borrower shall not without the prior written consent of the Lender make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

13.3.8	No other business The Borrower shall not without the prior written consent of the Lender engage in any business other than the ownership, operation, chartering and management of the Vessel.

13.3.9	No place of business in UK or US The Borrower shall not have an established place of business in the United Kingdom or the United States of America at any time during the Facility Period.

13.3.10
No borrowings   The Borrower shall not without the prior written consent of the Lender borrow any money (except for the Loan and unsecured Financial Indebtedness subordinated to the Loan and/or incurred in the normal course of business in connection with the chartering, operation, maintenance and repair of the Vessel) nor incur any obligations under leases.

13.3.11
No substantial liabilities   Except in the ordinary course of business in connection with the chartering, operation, maintenance and repair of the Vessel, the Borrower shall not without the prior written consent of the Lender incur any liability to any third party which is in the Lender's opinion of a substantial nature.

13.3.12
No loans or other financial commitments   The Borrower shall not without the prior written consent of the Lender make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for loans made in the ordinary course of business in connection with the chartering, operation or repair of the Vessel.

13.3.13
No dividends   The Borrower shall not, and shall procure that the Guarantor will not, pay any dividends or make any other distributions to shareholders or issue any new shares if there is an Event of Default existing at the time of, or would result from the making of such payment, the distributions or the issuance.

13.3.14	Inspection of records The Borrower will permit the inspection of its financial records and accounts from time to time by the Lender or its nominee.

13.3.15
No change in Relevant Documents   The Borrower shall procure that, without the prior written consent of the Lender, there shall be no termination of, alteration to, or waiver of any term of, any of the Relevant Documents which are not Finance Documents.

13.3.16
No dealings with Master Agreement   The Borrower shall not assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master Agreement, nor enter into any Master Agreement unless with the prior written consent of the Lender or enter into any interest rate exchange or hedging agreement with anyone other than the Lender.

13.3.17	Beneficial ownership The Borrower shall procure that, throughout the Facility Period, the Beneficial Owner remains:

(a)     the Chief Executive Officer and/or Chairman of the Board of Directors of the Guarantor; and

(b)     the legal and ultimate beneficial owner of all the issued shares in the Manager; and

(c)     the legal and beneficial owner of not less than ten per cent (10%) of the issued shares in the Guarantor.

13.3.18
No change in ownership or control   The Borrower shall not permit any change in its beneficial ownership, control, corporate and legal and business structure from that advised to the Lender at the date of this Agreement without the prior written consent of the Lender.

13.3.19	No subordination The Borrower shall ensure that the Indebtedness will not be subordinated in priority of payment to any other present or future Financial Indebtedness.

13.3.20
Guarantor's capital The Borrower shall procure that the Guarantor shall not reduce its authorised or issued or subscribed capital unless (a) any such reduction relates to the purchase by the Guarantor of its "Class A" common shares representing up to fifteen per cent (15%) of the issued shares of the Guarantor and (b) no Default has occurred or is continuing or no Default will occur and be continuing as a result of such actions taken by the Guarantor.

13.4           Vessel undertakings

13.4.1	No sale of Vessel The Borrower shall not sell or otherwise dispose of the Vessel or any shares in the Vessel nor agree to do so without the prior written consent of the Lender.

13.4.2
No chartering after Event of Default   Following the occurrence and during the continuation of an Event of Default the Borrower shall not without the prior written consent of the Lender let the Vessel on charter or renew or extend any charter or other contract of employment of the Vessel (nor agree to do so).

13.4.3
No change in management   The Borrower shall procure that, without the prior written consent of the Lender, there shall be no termination of, alteration to, or waiver of any term of, the Management Agreement and the Borrower shall not without the prior written consent of the Lender permit the Managers to sub-contract or delegate the commercial or technical management of the Vessel to any third party.

13.4.4
Registration of Vessel  The Borrower undertakes to maintain the registration of the Vessel under the flag stated in Recital (A) for the duration of the Facility Period unless the Lender agrees otherwise in writing.

13.4.5
Evidence of current COFR   The Borrower will, if and for so long as the Vessel trades in the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990), obtain and retain a valid Certificate of Financial Responsibility for the Vessel under that Act, will provide the Lender with evidence of that Certificate, and will comply strictly with the requirements of that Act.

13.4.6	ISM Code compliance The Borrower will:

(a)	procure that the Vessel remains for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for the Vessel throughout the Facility Period and provide a copy to the Lender;

(c)	procure that the ISM Company maintains a valid and current DOC throughout the Facility Period and provide a copy to the Lender; and

(d)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the ISM Company.

13.4.7	ISPS Code compliance The Borrower will:

(a)	for the duration of the Facility Period comply with the ISPS Code in relation to the Vessel and procure that the Vessel and the ISPS Company comply with the ISPS Code;

(b)	maintain a valid and current ISSC for the Vessel throughout the Facility Period and provide a copy to the Lender; and

(c)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

13.4.8	Annex VI compliance The Borrower will:

(a)	for the duration of the Facility Period comply with Annex VI in relation to the Vessel and procure that the Vessel's master and crew are familiar with, and that the Vessel complies with, Annex VI;

(b)	maintain a valid and current IAPPC for the Vessel throughout the Facility Period and provide a copy to the Lender;

(c)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC; and

13.4.9
Trading Limits The Borrower will procure that the Vessel does not trade in trading areas prohibited by the government of the Republic of Liberia or by the government of the nationality of the officers and crew of the Vessel.

14	Events of Default

14.1	Events of Default Each of the events or circumstances set out in this Clause 14.1 is an Event of Default.

14.1.1	Non-payment The Borrower does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable.

14.1.2
Other obligations   A Security Party or any other person (except the Lender) does not comply with any provision of any of the Relevant Documents to which that Security Party or person is a party (other than as referred to in Clause 14.1.1 (Non-payment)).

No Event of Default under this Clause 14.1.2 will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

14.1.3
Misrepresentation   Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

14.1.4	Cross default Any Financial Indebtedness of a Security Party:

(a)	is not paid when due or within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

14.1.5	Insolvency

(a)
A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any Financial Indebtedness of a Security Party.

14.1.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)
the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party);

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

14.1.7	Creditors' process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party.

14.1.8
Change in ownership or control There is any change in the beneficial ownership or control of the Borrower and/or the Guarantor and/or the Managers from that advised to the Lender by the Borrower at the date of this Agreement and as stated in Clause 13.3.17.

14.1.9	Repudiation A Security Party or any other person (except the Lender) repudiates any of the Relevant Documents to which that Security Party or person is a party or evidences an intention to do so.

14.1.10
Impossibility or illegality   Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by the Lender or a Security Party.

14.1.11	Conditions subsequent Any of the conditions referred to in Clause 3.3 (Conditions subsequent) is not satisfied within the time reasonably required by the Lender.

14.1.12
Revocation or modification of authorisation   Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except the Lender) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

14.1.13
Curtailment of business   A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

14.1.14
Reduction of capital   A Security Party reduces its authorised or issued or subscribed capital, save that the Guarantor may reduce its authorised or issued or subscribed capital provided that Clause 13.3.20 (Guarantor's capital) is complied with to the Lender's satisfaction.

14.1.15
Loss of Vessel   The Vessel suffers a Total Loss or is otherwise destroyed, abandoned, confiscated, forfeited or condemned as prize, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Lender as security for the payment of all or any part of the Indebtedness, except that a Total Loss, or event similar to a Total Loss in relation to any other vessel, shall not be an Event of Default if:

(a)	the Vessel or other vessel is insured in accordance with the Security Documents; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Lender in its discretion that any such refusal or dispute is likely to occur; and

(c)
payment of all insurance proceeds in respect of the Total Loss is made in full to the Lender within one hundred and twenty (120) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Lender may in its discretion agree.

14.1.16
Challenge to registration   The registration of the Vessel or the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of the Mortgage is contested.

14.1.17
War   The country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Lender in its discretion considers that, as a result, the security conferred by the Security Documents is materially prejudiced.

14.1.18
Master Agreement termination   A notice is given by the Lender under section 6(a) of the Master Agreement, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

14.1.19	Notice of termination The Guarantor gives notice to the Lender to determine its obligations under the Guarantee.

14.1.20
Material adverse change   Any event or series of events occurs which, in the opinion of the Lender, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of a Security Party.

14.1.21
Initial Charter  The Initial Charter is terminated, repudiated, cancelled, suspended, rescinded, revoked, amended, supplemented, varied, replaced or otherwise ceases to remain in full force and effect and/or fails to comply with the charter requirements set out in Schedule 1, Part I, clause 2 (a) (v).

14.2	Acceleration If an Event of Default is continuing the Lender may by notice to the Borrower:

14.2.1
declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

14.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Lender.

15	Assignment and Sub-Participation

15.1
Lender's rights   The Lender may, subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld, assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch of the Lender or to any other bank or financial institution or (for the purpose of a securitisation of the Lender's rights or obligations under the Finance Documents or a similar transaction of broadly equivalent economic effect) to any special purpose vehicle, and may grant sub-participations in all or any part of the Loan.

15.2
Borrower's co-operation   The Borrower will co-operate fully with the Lender in connection with any assignment, transfer or sub-participation; will execute and procure the execution of such documents as the Lender may require in that connection; and irrevocably authorises the Lender to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessel which the Lender may in its discretion consider necessary or desirable.

15.3
Rights of assignee or transferee   Any assignee or transferee of the Lender shall (unless limited by the express terms of the assignment or novation) take the full benefit of every provision of the Finance Documents benefitting the Lender.

15.4	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

15.5
Securitisation   The Lender may disclose the size and term of the Loan and the name of each of the Security Parties to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of the Lender's rights or obligations under the Finance Documents.

16	Set-Off

16.1
Set-off   The Lender may set off any matured obligation due from the Borrower under any Finance Document against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

165.2
Master Agreement rights   The rights conferred on the Lender by this Clause 166 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Lender by the Master Agreement.

17	Payments

17.1
Payments   Each amount payable by the Borrower under a Finance Document shall be paid to such account at such bank as the Lender may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment.  Payment shall be deemed to have been received by the Lender on the date on which the Lender receives authenticated advice of receipt, unless that advice is received by the Lender on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Lender in its discretion reasonably considers that it is impossible or impracticable for the Lender to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Lender on the Business Day next following the date of receipt of advice by the Lender.

17.2
No deductions or withholdings   Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document shall, subject only to Clause 17.3 (Grossing-up), be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3
Grossing-up   If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Lender and, simultaneously with making that payment, will pay to the Lender whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Lender receives a net sum equal to the sum which the Lender would have received had no deduction or withholding been made.

17.4
Evidence of deductions   If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Lender an original receipt issued by the relevant authority, or other evidence acceptable to the Lender, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5
Adjustment of due dates   If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan or a payment under the Master Agreement, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day).  Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.6
Control account   The Lender shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement and the Master Agreement.  The Borrower's obligations to repay the Loan and to pay interest and all other sums due under this Agreement and the Master Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.6 and those entries will, in the absence of manifest error, be conclusive and binding.

18	Notices

18.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.2
Addresses   The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1	in the case of the Borrower, c/o Paragon Shipping Inc., 15 Karamanli Avenue, 166 73, Voula, Athens, Greece (fax no:+30 210 89 95 086) marked for the attention of Chief Financial Officer; and

18.2.2	in the case of the Lender, 93 Akti Miaouli, GR-185 38 Piraeus, Greece (fax no: 210 429 0506) marked for the attention of the Head of the Shipping Department.

or any substitute address, fax number, department or officer as either party may notify to the other by not less than five (5) Business Days' notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to the other under or in connection this Agreement will only be effective:

18.3.1           if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender.

18.4	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.4.1	in English; or

18.4.2
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of the Lender.

21.2
Further assurance   If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Lender are considered by the Lender for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Lender, execute or procure the execution of such further documents as in the reasonable opinion of the Lender are necessary to provide adequate security for the repayment of the Indebtedness.

21.3
Rescission of payments etc.   Any discharge, release or reassignment by the Lender of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4
Certificates   Any certificate or statement signed by an authorised signatory of the Lender purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6
Contracts (Rights of Third Parties) Act 1999   A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

22	Law and Jurisdiction

22.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

22.2
Jurisdiction   For the exclusive benefit of the Lender, the parties to this Agreement irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

22.3
Alternative jurisdictions   Nothing contained in this Clause 22 shall limit the right of the Lender to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

22.4
Waiver of objections   The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 22, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

22.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

22.5.1
irrevocably appoints Hill Dickinson Services (London) Ltd of Irongate House, Duke's Place, London, EC3A 7HX, London, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

22.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE 1: Conditions Precedent and Subsequent

Part I: Conditions precedent

1	Security Parties

(a)
Constitutional Documents   Copies of the constitutional documents of each Security Party together with such other evidence as the Lender may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)
Shareholder resolutions   A copy of a resolution signed by all the holders of the issued shares in each Security Party (other than the Guarantor), approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Security Party (other than the Guarantor) is a party.

(e)
Officer's certificates   A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder.

(f)
Evidence of registration   Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

(g)	Powers of attorney The notarially attested and legalised power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2	Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrower, of:

(i)	the MOA;

(ii)	such documents as the Lender may reasonably require to evidence the nomination of the Borrower as purchaser of the Vessel pursuant to the MOA;

(iii)	the bill of sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens or other debts;

(iv)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Seller to the Borrower pursuant to the MOA;

(v)
the Initial Charter, which will be in full force and effect for an unexpired duration of three (3) years excluding any extension options at a gross daily rate of hire of twenty thousand Dollars ($20,000) and a net daily rate of hire of nineteen thousand Dollars ($19,000) and on terms and conditions acceptable to the Lender in its discretion;

(vi)	the Management Agreement;

(vii)	the Vessel's current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(viii)	(if applicable) evidence of the Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(ix)	the Vessel's current SMC;

(x)	the ISM Company's current DOC;

(xi)	the Vessel's current ISSC;

(xii)	the Vessel's current IAPPC;

(xiii)	the Vessel's current Tonnage Certificate;

in each case together with all addenda, amendments or supplements.

(b)
Evidence of Seller's title   Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Vessel's current flag confirming that the Vessel is owned by the Seller and free of registered Encumbrances and an undertaking by the Seller to delete the Vessel from its current flag.

(c)
Evidence of Borrower's title   Evidence that on the Drawdown Date (i) the Vessel will be at least provisionally registered under the flag stated in Recital (A) in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(d)
Evidence of insurance   Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender.

(e)
Confirmation of class   A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Lloyd's Register or such other classification society as may be acceptable to the Lender free of overdue recommendations affecting class.

(f)
Valuation For the purposes of determining the Maximum Loan Amount, a valuation of the Vessel addressed to the Lender from a broker appointed by the Borrower and acceptable to the Lender (in its discretion) certifying a market value of the Vessel to be conclusively determined by a reputable, independent and first class firm of shipbrokers appointed by the Borrower and approved by the Lender in its absolute discretion and reporting to the Lender on the basis of a charter free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer.

(g)
Security Documents   The Security Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(h)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts, as the Lender may require.

(i)
Managers' confirmation   The written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Lender, they will remain the commercial and technical managers of the Vessel and that they will not, without the prior written consent of the Lender, sub-contract or delegate the commercial or technical management of the Vessel to any third party and confirming in terms acceptable to the Lender that, following the occurrence of an Event of Default, all claims of the Managers against the Borrower shall be subordinated to the claims of the Lender under the Finance Documents.

(j)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(k)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 1.

(l)
Material adverse change   Evidence that no event or series of events have occurred which in the opinion of the Lender are likely to have a materially adverse effect on (i) the circumstances and/or (ii) financial condition, operations or creditworthiness of a Security Party.

(m)	Compliance Certificate The duly executed compliance certificate substantially in the form set out in Schedule 4.

(n)	No event of default A side letter or certificate signed by a director or senior officer of the Borrower on its behalf certifying that no Default has occurred and is continuing.

3	Legal opinions

(a)
If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in each relevant jurisdiction, substantially in the form or forms provided to the Lender prior to signing this Agreement or confirmation satisfactory to the Lender that such an opinion will be given.

4	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 22.5 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)
Other authorisations   A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) and which are available in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of the Original Financial Statements.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 9 (Indemnities) and Clause 10 (Arrangement Fee) have been paid or will be paid by the Drawdown Date.

(f)
"Know your customer" documents   Such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Finance Documents including (without limitation) all documents required under Regulation 281/2009 of the Central Bank of Greece.

(g)	Identity Letter The letter of identity from the Beneficial Owner addressed to the Lender, in form and substance acceptable to the Lender in its discretion.

Part II: Conditions subsequent

1
Evidence of Borrower's title   Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Recital (A) confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2	Deletion by Seller Evidence that the Vessel has been deleted from its current flag.

3
Letters of undertaking   Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender.

4	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents.

5	Legal opinions Such of the legal opinions specified in Part I of this Schedule 1 as have not already been provided to the Lender.

6	Initial Charter The Initial Charter, as specified in Part I of this Schedule 1, by no later than thirty (30) days following the Delivery Date, unless it has already been provided to the Lender.

SCHEDULE 2: Calculation of Mandatory Cost

1
The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") in accordance with the paragraphs set out below.

3
The Additional Cost Rate for the Lender if lending from an office in the euro-zone will be the percentage notified by the Lender to the Borrower to be its reasonable determination of the cost (expressed as a percentage of the Loan) of complying with the minimum reserve requirements of the European Central Bank as a result of making the Loan from that office.

4	The Additional Cost Rate for the Lender if lending from an office in the United Kingdom will be calculated by the Lender as follows:

(a)           where the Loan is denominated in sterling:

BY + S(Y - Z) + F x 0.01 per cent per annum
100 - (B + S)

(b)           where the Loan is denominated in any currency other than sterling:

F x 0.01 per cent per annum
300

where:

B
is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which the Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

Y
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an overdue amount, the additional rate of interest specified in Clause 7.8 (Default interest)) payable for the relevant Interest Period on the Loan;

S	is the percentage (if any) of eligible liabilities which the Lender is required from time to time to maintain as interest bearing special deposits with the Bank of England;

Z	is the interest rate per annum payable by the Bank of England to the Lender on special deposits; and

F
is the charge payable by the Lender to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations or the equivalent provisions in any replacement regulations (with, for this purpose, the figure for the minimum amount in paragraph 2.02b or such equivalent provision deemed to be zero), expressed in pounds per £1 million of the fee base of the Lender.

5           For the purpose of this Schedule:

(a)	"eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England;

(b)	"fee base" has the meaning given to it in the Fees Regulations;

(c)
"Fees Regulations" means the regulations governing periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

6
In the application of the formula B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5. x 15.  Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

7
If a change in circumstances has rendered, or will render, the formula inappropriate, the Lender shall notify the Borrower of the manner in which the Mandatory Cost will subsequently be calculated.  The manner of calculation so notified by the Lender shall, in the absence of manifest error, be binding on the Borrower.

SCHEDULE 3: Form of Drawdown Notice

To:	HSBC Bank plc

From:       Eris Shipping S.A.

 2010
Dear Sirs

Drawdown Notice

We refer to the Loan Agreement dated                      2010   made between ourselves and yourselves (the "Agreement").

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4 of the Agreement, we irrevocably request that you advance the sum of [                                                          ] to us on                         20   , which is a Business Day, by paying the amount of the advance in accordance with the MOA.

We warrant that the representations and warranties contained in Clause 12.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on               20  , that no Default has occurred and is continuing, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

We select the period of [       ] months as the first Interest Period.

Yours faithfully

...................................
For and on behalf of
ERIS SHIPPING S.A.

SCHEDULE 4: Form of Compliance Certificate

To:          HSBC BANK plc
From:      PARAGON SHIPPING INC.

Dated:
Dear Sirs
Eris Shipping S.A., of the Republic of Liberia – [                  ] secured loan facility agreement dated [                   ] 2010 (the "Agreement")

We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that:

(a)	the ratio of Total Liabilities to EBITDA shall not exceed 7:1;

(b)	the ratio of EBITDA to Group Interest Expense shall be not less than 2.5:1;

(c)	the Market Value Adjusted Net Worth shall be at least one hundred million Dollars ($100,000,000);

(d)	the ratio of Total Liabilities to Value Adjusted Total Assets shall be not less than 0.75:1.

We confirm that no Default has occurred and is continuing.

Signed:	…..................
Chief Financial Officer
of
Paragon Shipping Inc.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by	)
duly authorised for and on behalf	)
of ERIS SHIPPING S.A.	)

SIGNED by	)
duly authorised for and on behalf	)
of HSBC BANK plc	)